Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-283037, 333-279693, 333-268266 and 333-261599) and Form S-8 (No. 333-285967, 333-278127, 333-270759, 333-263789 and 333-260385) of our report dated March 23, 2026, with respect to the consolidated financial statements of Context Therapeutics Inc. and Subsidiaries included in this Annual Report on Form 10-K of Context Therapeutics Inc. for the year ended December 31, 2025.

/s/ CohnReznick LLP

Parsippany, New Jersey
March 23, 2026